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                                                                    EXHIBIT 99.1

                     [PRIMA ENERGY CORPORATION LETTERHEAD]


                                                                    May 24, 2001
                                                                Denver, Colorado


                             FOR IMMEDIATE RELEASE
             PRIMA ENERGY CORPORATION ADOPTS STOCKHOLDER RIGHTS PLAN

DENVER--(BUSINESS WIRE)--May 24, 2001 - Prima Energy Corporation, "Prima",
NASDAQ: (PENG) announced today that its Board of Directors has adopted a Stockholder Rights Plan designed to provide additional negotiating leverage to the Company's Board of Directors in the event of an unsolicited takeover bid and to protect the Company's stockholders against inadequate offers and abusive takeover tactics. Under the terms of the Rights Plan, the Company will distribute one Right for each outstanding share of Common Stock to holders of record at the close of business on June 8, 2001. The Rights Plan would generally be triggered if an acquiring party accumulates 15% or more of the Company's Common Stock.

Commenting on the adoption of the Rights Plan, the Company's Chairman and Chief Executive Officer, Richard H. Lewis, said, "We believe that this Plan protects the interests of our stockholders in the event that they and Prima are confronted with coercive or unfair takeover tactics and is not intended to prevent an acquisition of the Company on terms that are favorable and fair to all stockholders, and will not do so." Mr. Lewis added that the Rights Plan is similar to those adopted by numerous other companies, and that details of the new Rights Plan will be outlined in a letter which will be mailed to stockholders.

Prima is a Denver based independent natural gas and oil company engaged in the exploration for, acquisition, development and production of natural gas and crude oil. Through wholly owned subsidiaries, Prima is also engaged in natural gas and oil property operations, oilfield services and natural gas gathering, marketing and trading. The Company's current activities are principally conducted in the Rocky Mountain region of the United States.



NASDAQ Symbol: PENG

Contacts:    Richard H. Lewis, Chairman and Chief Executive Officer
Telephone Number: (303) 297-2100
Website:  www.primaenergy.com